Exhibit 99.1

Blink Charging Announces Record Quarterly
Revenue with First Quarter 2020 Financial Results

Product sales of EV charging equipment increased 653%

Total revenue increased 125% Year over Year

Aggressive international expansion realized while US-based deployments accelerate

Miami Beach, FL, May 13, 2020 (GLOBE NEWSWIRE) – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner and operator of electric vehicle (EV) charging equipment and services, today announced financial results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights:

●	Total revenue for the three months ended March 31, 2020, increased by $721,474, or 125%, to a quarterly record of $1,298,864 as compared to $577,390 during the three months ended March 31, 2019.

●	The increased total revenue was driven by revenue from product sales of $777,423 for the three months ended March 31, 2020 as compared to $103,204 during the three months ended March 31, 2019, an increase of $674,219, or 653%. The increase from the same period in 2019 was due to greater sales of IQ 200 chargers and DC fast chargers that were rolled out during 2019.

●	International EV charger deployment exceeded expectations with 28 new deployments in Israel, the fulfillment of 96 Level 2 and 5 DCFC chargers in the Dominican Republic, and 4 DCFC chargers in Greece.

●	Gross margins improved to 23.8% in the three months ended March 31, 2020, compared to 9.3% in the same prior-year period, driven primarily by favorable economies of scale in generating the Company’s product sales as well as a reserve for excess and obsolete inventory of $123,808 recorded during the three months ended March 31, 2019.

●	A net loss of $2,961,100, or ($0.11) per share, occurred in the three months ended March 31, 2020, as compared to a net loss of $1,893,627, or ($0.07) per share, in the same prior-year period. The higher net loss in the current-year period was primarily due to a higher net operating loss of $3,018,828 (compared to a net operating loss of $2,315,488 in the same prior-year period), along with the absence in the current-year period of a favorable $362,500 net gain on the settlements of notes payable and account payable (as occurred in the three-month period ending March 31, 2019), offset by a rise in gross profit from $53,958 in the three months ended March 31, 2019, to $308,722 in the three months ended March 31, 2020.

“During the first quarter, we enjoyed solid growth and, most notably, strong product sales of EV charging equipment and services. This has led to record quarterly revenue,” said Michael D. Farkas, Founder and Chief Executive Officer of Blink. “Despite the tragic global COVID-19 pandemic, we were able to quickly and proactively switch to working remotely, as much as possible, to preserve our employees. As an essential business, the Blink network of EV chargers is continuously available to help drivers charge their vehicles.”

“Blink’s international expansion continues with a number of new charging station deployments in the Dominican Republic and more to come over the remainder of 2020. Israel also continues to grow as an international market. Q1 has brought 28 new deployments in the country. An additional 200-250 charging ports are expected in Israel by the end of 2020. Blink’s joint venture with Eunice Energy in Greece also continues to expand Greece’s charging network with the addition of 48 charging ports in the first quarter. We are also actively working with Eunice to develop a European-specific dual-port charging station.”

“We are encouraged to see the results of our investments in the Company in 2019. Corporate investments include the development of additional EV charging products, nationwide equipment deployments, Blink network enhancements, and corporate resources that have accelerated the growth in early 2020.”

Business Updates and Highlights

During the first quarter of 2020, the Company:

●	Reacted quickly to the COVID-19 pandemic, instituting work-from-home measures for the majority of the staff and implementing safety protocols in its manufacturing process.

●	Deployed 582 units during the first quarter of 2020, compared to 74 units during the first quarter of 2019. Installations spanned several industries with education, new construction, multifamily residential, retail, and automotive dealers, seeing the largest number of deployments thus far.

●	Expanded internationally with the InterEnergy Group to develop EV charging infrastructure throughout the Dominican Republic and Panama to also expand the business into other Latin American and Caribbean markets. In early 2020, Blink began to deliver on the $1.2 million purchase of EV charging equipment from InterEnergy, for deployment in the Dominican Republic.

●	Unveiled local load management capabilities for the IQ 200, allowing for up to 20 charging stations to be deployed on a single circuit, significantly lowering installation costs.

●	Obtained certification and approval for its Blink Network from the OpenADR Alliance under OpenADR 2.0 open standards to facilitate two-way communication with utility suppliers to enable load management control using demand response programs.

●	Appointed experienced corporate veteran, Michael Rama, as the new Chief Financial Officer.

Subsequent to the quarter ended March 31, 2020, the Company:

●	Continued to expand its international footprint (now in six countries across three continents) by deploying EV charging stations across buildings owned by Migdal Insurance and Financial Holdings Ltd. in Israel.

●	Appointed Brendan Jones, a 25-year automotive and EV charging industry veteran, as Chief Operating Officer, rounding out its executive leadership team.

ABOUT BLINK CHARGING

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment that has deployed over 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. The Company’s principal line of products and services is its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network utilizes proprietary cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network, along with the associated charging data. With global EV purchases forecasted to rise to 10 million by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships to roll out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should,” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief, or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187